UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Legacy Partners Apartment REIT, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.3 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.3 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 8, 2015, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $10.29 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2015. There have been no material changes between September 30, 2015 and the date of this filing that would impact the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s public offerings in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated value per share of the Company’s common stock, including the review and approval of the valuation and appraisal process and methodology used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, the Company engaged CBRE, Inc. (“CBRE”), an independent, third-party valuation firm, to perform appraisals of the Company’s 11 real estate properties and, through an affiliate, to provide an estimated range of the estimated value per share of the Company’s common stock as of December 8, 2015 (the “EVPS Range”). CBRE utilized its appraisals of the Company’s 11 real estate properties and valuations performed by KBS Capital Advisors LLC (the “Advisor”) of the Company’s cash, other assets, mortgage debt and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, to determine the EVPS Range. The appraisal reports CBRE prepared summarized the key inputs and assumptions involved in the appraisal of each of the Company’s real estate properties. CBRE’s estimation of the EVPS Range was designed to follow the prescribed methodologies of the IPA Valuation Guidelines. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
Upon the conflicts committee’s receipt and review of CBRE’s valuation report, which included the appraised value of the Company’s real estate properties as incorporated from the appraisal reports prepared by CBRE and a summary of the estimated value of each of the Company’s other assets and the Company’s liabilities as determined by the Advisor, and in light of other factors considered by the Company’s conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the EVPS Range of $9.08 to $11.06, with an approximate mid-range value of $10.29 per share, as indicated in CBRE's valuation report and recommended by the Advisor, was reasonable; and (ii) recommended to the Company’s board of directors that it adopt $10.29 as the estimated value per share of the Company’s common stock, which approximates the mid-range value determined by CBRE. The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $10.29 as the estimated value per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of December 8, 2015, as well as the calculation of the Company’s prior estimated value per share as of December 9, 2014. CBRE is not responsible for the determination of the estimated value per share as of December 8, 2015. Neither CBRE nor CBRE Capital Advisors, Inc., an affiliate of CBRE and an independent, third-party investment banking firm (“CBRE Cap”), is responsible for the determination of the estimated value per share as of December 9, 2014.

	December 8, 2015 Estimated Value per Share	December 9, 2014 Estimated Value per Share (4)	Change in Estimated Value per Share
Real estate properties (1)	$23.56	$23.65	$(0.09)
Cash (2)	1.02	1.22	(0.20)
Other assets	0.30	0.30	—
Mortgage debt (3)	(14.25)	(14.69)	0.44
Other liabilities	(0.34)	(0.34)	—
Estimated value per share	$10.29	$10.14	$0.15
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$10.29	$10.14	$0.15
_____________________
(1) The decrease in the value of real estate properties per share was primarily due to an increase in the total number of outstanding shares.
(2) The decrease in cash per share was primarily due to principal repayments on notes payable and capital expenditures.
(3) The decrease in mortgage debt outstanding per share was primarily due to principal repayments on the Company's notes payable.
(4) The December 9, 2014 estimated value per share was based upon a calculation of the range of estimated value per share of the Company’s common stock as of September 30, 2014 by CBRE Cap, and recommended by the Advisor. The range of estimated value per share was based upon appraisals of the Company’s real estate properties performed by CBRE and valuations of the Company’s cash, other assets, mortgage debt and other liabilities performed by the Advisor. For more information relating to the December 9, 2014 estimated value per share and the assumptions and methodologies used by CBRE, CBRE Cap and the Advisor, see the Company’s Current Report on Form 8-K filed with the SEC on December 11, 2014.
The increase in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the increase in the estimated value per share from $10.14 to $10.29. The changes are not equal to the change in values of each asset and liability group presented in the table above due to changes in the amount of shares outstanding and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

	Calculation of Estimated Value per Share
December 9, 2014 estimated value per share	$10.14
Changes to estimated value per share
Real estate
Real estate	0.39
Capital expenditures on real estate	(0.12)
Total change related to real estate	0.27
Mortgage debt	(0.12)	(1)
Total change in estimated value per share	$0.15
December 8, 2015 estimated value per share	$10.29
_____________________
(1) The change in value of the notes payable is primarily due to a decrease in market interest rates assumed in valuing the notes payable as compared to the December 9, 2014 estimated value per share, resulting in the notes payable being valued at less of a discount than in the December 9, 2014 estimated value per share.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company's common stock, and this difference could be significant. In particular, due in part to (i) the Company’s relatively small asset base, (ii) the high concentration of the Company’s total assets in real estate, and (iii) the number of shares of the Company’s common stock outstanding, even modest changes in key assumptions made in appraising the Company’s real estate properties could have a very significant impact on the estimated value of the Company’s shares. See the discussion under “Real Estate — Real Estate Valuation” below. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company's liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. As of December 8, 2015, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
The Company’s estimated value per share takes into consideration any potential liability related to a participation fee the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement between the Company and the Advisor. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the Company’s assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the participation fee.
Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
CBRE was selected by the Advisor and approved by the conflicts committee to appraise all of the Company’s real estate properties and, through an affiliate, to determine the EVPS Range(1). CBRE took into consideration the appraised values of each of the Company’s properties and described the results of such appraisals in its valuation report, which was provided to the Company's conflicts committee and the Company's board of directors. CBRE is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation CBRE will receive for its appraisals of the Company’s real estate properties is based on the scope of work and not on the appraised values of the Company’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
_____________________
(1) CBRE is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged CBRE to deliver appraisal reports relating to the Company’s 11 real estate properties and, through an affiliate, to determine the EVPS Range. CBRE will receive fees upon the delivery of such reports and the determination of the EVPS Range. In addition, the Company has agreed to indemnify CBRE against certain liabilities arising out of this engagement. CBRE is an affiliate of CBRE Group, Inc., a parent holding company of affiliated companies that are engaged in the ordinary course of business in many areas related to commercial real estate and related services. In the two years prior to the date of this filing, CBRE and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates and have received fees in connection with such services. CBRE and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable CBRE appraiser as certified in the applicable appraisal report.
In the ordinary course of their business, CBRE and its affiliates, directors and officers may structure and effect transactions for their own accounts or for the accounts of their customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

CBRE collected all reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. CBRE obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. CBRE reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analysis, CBRE took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although CBRE reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE, CBRE assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. CBRE relied on the Company or the Advisor to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.
In performing its analysis of the Company’s real estate properties, CBRE made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, CBRE assumed that the Company had clear and marketable title to each real estate property appraised, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, CBRE’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect CBRE’s analysis and conclusions.  CBRE’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analysis, opinions and conclusions set forth therein.  Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from their appraised values.
Although CBRE considered any comments received from the Company or the Advisor to its appraisal reports, the final appraised values of the Company’s real estate properties were determined by CBRE.  The appraisal reports for the Company’s real estate properties are addressed solely to the Company to assist in CBRE’s determination of the EVPS Range. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, CBRE did not, and was not requested to, solicit third party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company. In preparing its appraisal reports CBRE did not solicit third-party indications of interest for the Company’s real estate properties.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to CBRE’s appraisal reports. All of the CBRE appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
CBRE appraised each of the Company’s real estate properties owned as of September 30, 2015, using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on the direct capitalization approach for the final appraisals of each of the real estate properties. The direct capitalization approach applies a current market capitalization rate to the properties’ net operating income. The capitalization rate was based on recent comparable market transactions adjusted for unique property and market-specific factors, and the capped net operating income (NOI) was estimated based on CBRE’s expertise in appraising commercial real estate. Real estate is currently carried in the Company’s financial statements at its amortized cost basis. CBRE performed its appraisals as of September 30, 2015.

The total appraised value of the Company’s 11 real estate properties as of September 30, 2015, as provided by CBRE using the appraisal methodologies described above, was $480.2 million. The total cost basis of these properties as of September 30, 2015 was $436.3 million. This amount includes the acquisition cost of $416.7 million, $12.3 million in capital expenditures since inception and $7.3 million of acquisition fees and expenses. The total appraised value of the Company’s real estate properties, compared to the total cost basis of the real estate properties, results in an overall increase in the value of the Company’s real estate properties of approximately 10.1%. The following summarizes the range and weighted-average direct capitalization rates used to arrive at the appraised values of the Company’s real estate properties:

Range in Direct Capitalization Rate	Weighted-Average Direct Capitalization Rate
5.25% to 6.00%	5.50%
While the Company believes that CBRE’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the real estate properties and thus, the Company’s estimated value per share. Furthermore, given (i) the Company’s relatively small asset base, (ii) the high concentration of the Company’s total assets in real estate, and (iii) the number of shares of the Company’s common stock outstanding as of September 30, 2015, any change in the appraised value of the real estate properties would have a significant impact on the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the direct capitalization rates used by CBRE to appraise the Company’s real estate properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the estimated value per share if the direct capitalization rates or net operating income were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Direct capitalization rate	$0.98	$(1.12)	$1.09	$(1.21)
Net operating income	N/A	N/A	(1.27)	1.03
Finally, a 1% increase in the appraised value of the real estate properties would result in a $0.24 increase in the estimated value per share and a 1% decrease in the appraised value of the Company's real estate properties would result in a $0.23 decrease in the estimated value per share, assuming all other factors remain unchanged.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, but do not equal the book value of the loans in accordance with GAAP. The GAAP fair values of the Company’s notes payable were determined using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan‑to‑value ratio and type of collateral.
As of September 30, 2015, the GAAP fair value and carrying value of the Company’s notes payable were $290.3 million and $287.1 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 9.3 years, was approximately 3.54%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.18)	$0.18	$(0.13)	$0.13

Deferral of Asset Management Fees
The advisory agreement defers the Company’s obligation to pay asset management fees, without interest, accruing from February 1, 2013 through July 31, 2013. The Company will only be obligated to pay the Advisor such deferred amounts if and to the extent that the Company’s funds from operations, as such term is defined by the National Association of Real Estate Investment Trusts and interpreted by the Company, as adjusted for the effects of straight-line rents and acquisition costs and expenses (“AFFO”) for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “AFFO Surplus”). The amount of any AFFO Surplus in a given month shall be applied first to pay to the Advisor asset management fees currently due with respect to such month (including any that would otherwise have been deferred for that month in accordance with the advisory agreement) and then to pay asset management fees previously deferred by the Advisor in accordance with the advisory agreement that remain unpaid. As of September 30, 2015, the Company had accrued and deferred payment of $1.5 million of asset management fees for February 2013 through July 2013 under the Advisory Agreement, as the Company believed the payment of this amount to the Advisor was considered probable at the time it was recorded. These fees will be reimbursed in accordance with the terms noted above.
In addition, the advisory agreement defers without interest under certain circumstances, the Company’s obligation to pay asset management fees accruing from August 1, 2013. Specifically, the advisory agreement defers the Company’s obligation to pay an asset management fee for any month in which the Company’s modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the IPA in November 2010 and interpreted by the Company, excluding asset management fees, does not exceed the amount of distributions declared by the Company for record dates of that month. The Company remains obligated to pay the Advisor an asset management fee in any month in which the Company’s MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus is also deferred under the advisory agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will not be applied to pay asset management fee amounts previously deferred by the Advisor in accordance with the advisory agreement.
As of December 31, 2014, the Company had accrued and deferred payment of $3.3 million of asset management fees for August 2013 through December 2014 under the advisory agreement, as the Company believes the payment of this amount to the Advisor was considered probable at the time it was recorded. These fees will be reimbursed in accordance with the terms noted above. During the nine months ended September 30, 2015, the Company incurred $2.1 million of asset management fees; however, the Company only recorded $0.7 million pursuant to the limitations in the advisory agreement as noted above. The Company did not accrue the remaining $1.4 million of these deferred asset management fees as it is uncertain whether any of these amounts will be paid in the future.
For the purposes of determining the estimated value per share, our advisor only included $125,000 of this liability or less than $0.01 per share, as this amount was subsequently paid in October 2015 based on the MFFO Surplus generated in September 2015. The total remaining accrued and deferred asset management fees, for all periods discussed above, of $4.8 million or $0.23 per share as of September 30, 2015 was not included in the calculation of the estimated value per share as these amounts would only be payable as set forth above and, based on a hypothetical liquidation of the assets and liabilities at their estimated fair values as of September 30, 2015, the Company would not be liable for the $4.8 million of accrued and deferred asset management fees that was not included in the calculation of the estimated value per share.
However, notwithstanding any of the foregoing, any and all deferred asset management fees shall be immediately due and payable at such time as the Company’s stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company’s share redemption plan, and (ii) an 8.0% per year cumulative, non-compounded return on such net invested capital (the “Stockholders’ 8% Return”). The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company’s stockholders to have received any minimum return in order for the Advisor to receive deferred asset management fees.
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs and unamortized lease commissions, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the appraisals of the real estate properties and the valuation of the related notes payable. The Advisor also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.

Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s public offerings in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. The estimated value per share set forth above will first appear on the December 31, 2015 customer account statements that will be mailed in January 2016. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company's common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at the estimated value per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to determine the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 8, 2015 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of September 30, 2015. The Company did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to September 30, 2015, including, but not limited to, (i) the issuance of common stock under the dividend reinvestment plan, (ii) net operating income earned and distributions declared and (iii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. Because of, among other factors, the Company’s relatively small asset base, the high concentration of the Company’s total assets in real estate, and the number of shares of the Company’s common stock outstanding, any change in the value of individual assets in the portfolio, particularly changes affecting the Company’s real estate properties, could have a very significant impact on the value of the Company’s shares. See the discussion under “Real Estate — Real Estate Valuation” above. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The Company currently expects to utilize an independent valuation firm to update the estimated value per share in December 2016.
Dividend Reinvestment Plan
In accordance with its dividend reinvestment plan, at such time as the Company announces an estimated value per share of its common stock for a purpose other than to set the price to acquire a share of the Company's common stock in one of the Company’s now-terminated primary public offerings, participants in the dividend reinvestment plan will acquire shares of the Company's common stock under the plan at a price equal to 95% of the updated estimated value per share of the Company’s common stock. Commencing on the next dividend reinvestment plan purchase date, which is on or after January 4, 2016, participants will acquire shares of the Company’s common stock under the plan at a price equal to 95% of $10.29, or $9.78 per share.
As provided under the dividend reinvestment plan, for a participant to terminate participation effective for a particular distribution, the Company must have received notice of termination from the participant at least four business days prior to the last business day of the month to which the distribution relates. Also as provided under the dividend reinvestment plan, and in addition to the standard termination procedures, a dividend reinvestment plan participant shall have no less than two business days after the date the Company publicly announces an updated estimated value per share in a filing with the SEC to terminate participation. If a participant wishes to terminate participation in the dividend reinvestment plan effective for the January 4, 2016 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on December 24, 2015, which is four business days prior to the last business day of December 2015, as provided under the dividend reinvestment plan.

Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail KBS Legacy Partners Apartment REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Legacy Partners Apartment REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
Share Redemption Program
At such time as the Company announces an updated estimated value per share of its common stock for a purpose other than to set the price to acquire a share in one of the Company’s now-terminated primary public offerings, the redemption price for shares eligible for redemption will be calculated based upon the updated estimated value per share. In accordance with the Company’s share redemption program, redemptions made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (both as defined in the share redemption program and together with redemptions in connection with a stockholder's death, “Special Redemptions”) are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. The price at which the Company will redeem all other shares eligible for redemption is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated value per share as of the applicable redemption date.
The Company redeems shares on the last business day of each month. On December 8, 2015, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $10.29 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2015. The change in the redemption price is effective for the December 2015 redemption date, which is December 31, 2015. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 23, 2015 in the case of the December 31, 2015 redemption date.
The complete share redemption program document is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2014 and is available at the SEC’s website at http://www.sec.gov. Because of the limitations on the dollar value of shares that may be redeemed under the share redemption program, the Company will only redeem shares that qualify as Special Redemptions in December 2015. When the annual limitation is reset in 2016, the Company will have an aggregate of $2.0 million of funds available for ordinary redemptions and Special Redemptions, subject to the limitations in the share redemption program. As of September 30, 2015 we had $0.8 million of outstanding and unfulfilled ordinary redemption requests, representing 83,212 shares.
Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share		Effective Date of Valuation	Filing with the Securities and Exchange Commission
$10.14		December 9, 2014	Current Report on Form 8-K, filed December 11, 2014
$9.48	(1)	March 6, 2014	Current Report on Form 8-K, filed March 10, 2014
$9.08	(1)	March 4, 2013	Current Report on Form 8-K, filed March 4, 2013
_____________________
(1) Determined solely to be used as a component in calculating the offering prices in one of the Company’s now terminated primary public offerings.

Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The appraisal methodology for the Company’s real estate properties assumes the properties realize the projected net operating income and that investors would be willing to invest in such properties at similar capitalization rates. Though the appraisals of the real estate properties, with respect to CBRE, and the valuation estimates used in calculating the estimated value per share, with respect to the Advisor and the Company, are the respective party’s best estimates, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Company’s real estate properties and the estimated value per share. The forward-looking statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of CBRE, Inc.

99.2	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: December 11, 2015	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer